Exhibit 99.1

December 8, 2008

E-mail to Members

Subject line: Excess Stock Repurchases

TO:  Member CEOs and CFOs

After careful consideration of ongoing negative market trends, the Federal Home Loan Bank of Boston (the Bank) has placed a moratorium on all excess stock repurchases. Effective immediately, this action will help preserve the Bank’s capital moving forward. While the Bank has always had the discretion to approve or deny excess stock repurchase requests on a case-by-case basis, the moratorium will ensure that all members, large and small, receive fair and consistent treatment.

As we have previously communicated, we are closely monitoring two trends that could negatively affect the Bank in the event that conditions continue to worsen. At September 30, 2008, we did not consider that any of our investments in private label mortgage-backed securities (MBS) required an impairment charge. Please see our September 30, 2008, Form 10-Q at www.sec.gov for details. The Bank continues to evaluate its private label MBS portfolio. Given the continuing uncertainty in the credit markets, substantial downturns in real estate values, and increasing weakness in the U.S. economy, if loan credit performance of the Bank’s private label MBS portfolio deteriorates beyond forecasted assumptions, in the future it may be determined that certain private label securities in the portfolio would require an impairment charge.

In addition, funding costs for the Federal Home Loan Banks relative to broader interest-rate benchmarks have also deteriorated to unprecedented levels for debt with maturities of one year or longer, creating the prospect of continued spread compression, the duration of which cannot be predicted.

The Bank remains committed to its primary purpose: supplying funding to meet your needs in any environment. The moratorium on excess stock repurchases will help us in our efforts to preserve capital, and will remain in effect until further notice. If you have any questions regarding the excess stock repurchase moratorium, please contact Chief Financial Officer Frank Nitkiewicz (617-292-9624) or me (617-292-9610).

Sincerely,

Michael A. Jessee

President and Chief Executive Officer